Exhibit 5.1

November 30, 2017

EPR Properties

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to EPR Properties, a Maryland real estate investment trust (the “Company”), and, at the request of the Company, have examined the Company’s registration statement on Form S-3 (File No. 333-211812) (as amended and supplemented to date, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to, among other things, the registration under the Securities Act of 6,000,000 shares (the “Shares”) of the Company’s 5.750% Series G Cumulative Redeemable Preferred Shares, par value $0.01 per share, which Shares may be converted into up to 4,433,400 common shares of beneficial interest, par value $0.01, of the Company (the “Conversion Shares”) in accordance with the terms and conditions set forth in the Articles Supplementary Designating the Powers, Preferences and Rights of the Shares (the “Articles Supplementary”). The Shares are to be issued in a public offering under the Securities Act as described in the Registration Statement. This opinion letter is being delivered in accordance with the requirement of Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

As the basis for the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Company’s Amended and Restated Declaration of Trust, as amended; (ii) the Articles Supplementary; (iii) the Company’s bylaws; (iv) the authorizing resolutions and minutes of meetings and other proceedings of the Company’s Board of Trustees and of the Pricing Committee of such Board of Trustees with respect to the Shares and the Conversion Shares; (v) the Registration Statement; (vi) the Underwriting Agreement dated as of November 20, 2017 (the “Underwriting Agreement”), among Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, Stifel, Nicolaus & Company, Incorporated and Raymond James & Associates, Inc., for themselves and as representatives of the several Underwriters named in the Underwriting Agreement, and the Company; and (vii) such other agreements, certificates, documents, decrees, orders, records and papers, including certificates of public officials and certificates of officers or other representatives of the Company as we have deemed relevant or necessary to express the opinions set forth below.

We have relied, with respect to certain factual matters relevant to this opinion letter, on the representations and warranties of the parties set forth in the Underwriting Agreement and the factual certificates or comparable documents of officers and other representatives of the Company as we have deemed relevant or necessary to express the opinions set forth below, all of which representations, warranties, certificates and documents we have assumed, without independent investigation on our part, to be true, correct and complete as of the date hereof.

EPR Properties

November 30, 2017

In issuing this opinion letter, with your permission we have assumed, without independent investigation on our part, that: (i) each agreement, certificate, document, record or paper covered by, or reviewed or otherwise relied upon by us in connection with expressing, a particular opinion set forth in this opinion letter (each, a “Reviewed Document”) and submitted to us as an original is authentic; (ii) each Reviewed Document submitted to us as a certified, conformed, telecopied, photostatic, electronic or execution copy conforms to the original of such document, and each such original is authentic; (iii) all signatures appearing on Reviewed Documents are genuine; (iv) the legal capacity for all purposes relevant hereto of all natural persons; and (v) the Underwriting Agreement constitutes the legal, valid and binding obligation of each party thereto enforceable against each such party in accordance with its terms.

Our opinions expressed herein are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of: (i) applicable bankruptcy, insolvency, reorganization, receivership, arrangement, moratorium, assignment for the benefit of creditors and other similar laws affecting the rights and remedies of creditors, including the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers; (ii) the limitations imposed by general principles of equity (including those respecting the concepts of reasonableness, materiality, good faith and fair dealing and the availability of injunctive relief or specific performance), whether considered in a proceeding at law or in equity; (iii) the limitations imposed by applicable procedural requirements of applicable state or federal law; and (iv) public policy considerations which may limit the rights of parties to obtain certain remedies.

We express no opinion herein as to matters involving the laws of any jurisdiction other than the present laws of the United States of America, the present laws of the State of Missouri (excluding local laws), and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland as presently in effect. We advise you that the issues addressed by this opinion letter may be governed in whole or in part by other laws, and we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws that may actually govern.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that as of this date:

1. The Shares have been duly authorized by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and non-assessable.

2. The issuance of the Conversion Shares has been duly authorized by the Company and, when issued upon conversion of the Shares in accordance with the Articles Supplementary and the resolutions of the Company’s Board of Trustees and of the Pricing Committee of such Board of Trustees with respect to the Shares and the Conversion Shares and as described in the Registration Statement, the Conversion Shares will be validly issued, fully paid and non-assessable.

This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond those expressly stated herein. This opinion letter shall not be construed as

EPR Properties

November 30, 2017

or deemed to be a guaranty or insuring agreement. Our opinions set forth in this opinion letter are based upon the facts in existence and the applicable laws in effect on the date hereof, and we expressly disclaim any obligation to update or supplement our opinions in response to changes in any law by legislative or regulatory action, judicial decision or otherwise becoming effective hereafter or future events or circumstances affecting the Shares or the Conversion Shares and becoming known to us after the date hereof.

We consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus supplement comprising a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

Sincerely,

Stinson Leonard Street LLP
/s/ Stinson Leonard Street LLP